Exhibit 99.1

FOR IMMEDIATE RELEASE

LA QUINTA HOLDINGS INC. REPORTS THIRD QUARTER 2016 RESULTS

IRVING, Texas (Nov. 2, 2016) – La Quinta Holdings Inc. (“La Quinta” or the “Company”) (NYSE: LQ) today reported its third quarter 2016 results, for the period ending September 30, 2016.

Third Quarter 2016 Highlights

•	Net Income per Share was $0.20; Adjusted Earnings per Share was $0.19

•	Net Income was $22.7 million; Adjusted Net Income was $22.1 million

•	Cash flow generation remained strong, as demonstrated by $100.7 million of Total Adjusted EBITDA

•	Grew franchise and other fee based revenue 5.3 percent

•	System-wide comparable RevPAR increased 0.8 percent, and excluding properties located in STR-defined “oil tracts”, RevPAR increased 2.0 percent

•	Opened 15 franchised hotels, excluding six temporary hotels, totaling approximately 1,300 rooms, including the Company’s first location in Colombia, South America

•	Increased franchise pipeline to 239 hotels, representing approximately 21,800 additional rooms, including a new franchise agreement in San Diego’s Gaslamp District

•	La Quinta Returns® ranked in the top 5 by U.S. News and World Report as a Best Travel Rewards program in U.S. News’s Best Travel Rewards 2016-17 rankings

Overview

Keith A. Cline, President & Chief Executive Officer of La Quinta, said, “We continued to make meaningful progress against the Company’s strategic initiatives to drive consistency in our product and in the delivery of an outstanding guest experience, as well as to drive increased engagement with our brand. We saw positive comparable RevPAR growth and a significant improvement in Net Promoter Score this quarter, reflecting our investment in the guest experience.  On the development front, we continued to grow our current and future footprint by opening 15 new hotels, including La Quinta’s first location in Colombia, South America, and by signing 21 new franchise agreements bringing our total pipeline to 239 hotels.”

Mr. Cline continued, “System-wide comparable RevPAR grew 80 basis points and RevPAR index grew 18 basis points when compared to the same period last year. We also experienced high single digit RevPAR growth in several key markets. As we noted last quarter, the impact of the pullback in oil production has moderated in terms of year-over-year RevPAR comparisons, and our hotels in the oil markets continued to improve their overall market share. Our third quarter system-wide comparable RevPAR would have been up 2.0 percent as compared to last year, if we exclude the impact of the oil markets. We are proud of La Quinta’s performance this quarter and remain confident that the strategic priorities and initiatives we are executing will drive brand performance as well as continued strong cash flow generation and long-term shareholder value.”

The Company’s system-wide portfolio, as of September 30, 2016, is located across 48 states in the U.S., as well as in Canada, Mexico, Honduras and Colombia. The portfolio includes:

	September 30, 2016		September 30, 2015
	# of hotels	# of rooms	# of hotels	# of rooms
Owned (1)	325	41,500	351	44,600
Joint Venture	1	200	1	200
Franchised(2)	567	46,300	532	42,800
Totals	893	88,000	884	87,600

(1)

As of September 30, 2016 and 2015, Owned includes nine hotels (1,100 rooms) and 24 hotels (2,800 rooms), respectively, designated as assets held for sale, which are subject to definitive purchase agreements.

(2)

As of September 30, 2016 and 2015, Franchised includes eight hotels (1,100 rooms) and two hotels (200 rooms), respectively, under temporary franchise agreements related to formerly owned hotels which are in the process of leaving the system.

The results of operations for the Company for the three months ended September 30, 2016 and 2015 include the following highlights (1) ($ in thousands, except per share amounts):

	Three months ended September 30,
	2016	2015	% chg
Total Revenue	$272,312	$279,103	-2.4%
Franchise and Management Segment Adj. EBITDA	32,101	31,460	2.0%
Owned Hotels Segment Adj. EBITDA	76,662	87,098	-12.0%
Total Adj. EBITDA	100,737	114,231	-11.8%
Total Adj. EBITDA margin	37.0%	40.9%
Operating Income	61,285	52,740	16.2%
Operating Income Margin	22.5%	18.9%
Adj. Operating Income	60,295	65,669	-8.2%
Adj. Operating Income Margin	22.1%	23.5%

	Three Months Ended		Three Months Ended
	September 30, 2016		September 30, 2015		% Change
	Net Income	Basic and Diluted EPS	Net Income	Basic and Diluted EPS	Net Income	Basic and Diluted EPS
Net Income Attributable to La Quinta Holdings’ stockholders	$22,666	$0.20	$17,058	$0.13	32.9%	53.8%
Adjusted Net Income Attributable to La Quinta Holdings’ stockholders	$22,072	$0.19	$24,816	$0.19	-11.1%	0.0%

(1)

See the schedules to this press release for a reconciliation of the adjusted results of operations to the most directly comparable financial measures calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), as well as a discussion of the adjustments made.

Comparable hotel statistics	Three months ended September 30, 2016	Variance three months ended September 30, 2016 vs. 2015	Nine months ended September 30, 2016	Variance nine months ended September 30, 2016 vs. 2015
Owned Hotels
Occupancy	68.2%	-192 bps	67.1%	-205 bps
ADR	$87.28	3.1%	$85.81	1.8%
RevPAR	$59.56	0.2%	$57.57	-1.2%
Franchised Hotels
Occupancy	72.4%	-25 bps	68.8%	-42 bps
ADR	$98.09	1.6%	$93.86	0.8%
RevPAR	$71.03	1.2%	$64.59	0.1%
System-wide
Occupancy	70.3%	-111 bps	67.9%	-126 bps
ADR	$92.70	2.3%	$89.78	1.3%
RevPAR	$65.15	0.8%	$60.99	-0.5%

	Three months ended September 30, 2016	Variance three months ended September 30, 2016 vs. 2015	Nine months ended September 30, 2016	Variance nine months ended September 30, 2016 vs. 2015
RevPAR Index(1)	97.0%	18 bps	96.2%	-75 bps

(1)	Information based on the STR competitive set of hotels existing as of September 30, 2016.

Development

During the third quarter, the Company opened a total of 21 franchised hotels (2,000 rooms), including six temporary franchised hotels related to formerly owned hotels which are in the process of leaving the system.  These 21 openings, together with seven terminations, led us to a net growth of 14 franchised hotels. As of September 30, 2016, the Company had a pipeline of 239 franchised hotels totaling approximately 21,800 rooms, to be located in the United States, Mexico, Colombia, Nicaragua, Guatemala, Chile, and El Salvador. The Company believes this pipeline represents a significant embedded growth opportunity for the brand.

Owned Hotel Portfolio

During the third quarter of 2015, the Company entered into a definitive purchase and sale agreement for the sale of 24 of its owned hotels. Of these 24 hotels, 21 had closed as of the end of the third quarter of 2016, and the remaining three hotels closing after the end of the third quarter.  During the third quarter of 2016, the Company closed the sale of additional owned hotels located in Charleston, South Carolina, Georgetown, Texas, and Houston, Texas and entered into definitive purchase and sale agreements for the sale of five additional owned hotels located in Wayne, New Jersey, Elmsford, New York, Daytona Beach, Florida, Sulphur, Louisiana, and in The Woodlands-Houston, Texas.

Balance Sheet and Liquidity

As of September 30, 2016, the Company had approximately $1.7 billion of outstanding indebtedness with a weighted average interest rate of approximately 4.3%, including the impact of an interest rate swap.  Total cash and cash equivalents was $148.2 million as of September 30, 2016.

Outlook

Based upon management’s current estimates, the Company is revising its guidance for full year 2016. This revision reflects the Company’s third quarter performance and adjusted expectations for the remainder of the year, as well as the impact of changes in the timing of owned assets leaving the system.

	Updated Guidance	Prior Guidance
RevPAR growth on a system-wide comparable hotel basis	-0.75 percent to 0.25 percent	-0.75 percent to 0.75 percent
Adjusted EBITDA	$354 million to $360 million	$361 million to $371 million
Franchise hotel openings	45 to 50	55 to 60

Please see the schedules to this press release for a reconciliation of Adjusted EBITDA to Adjusted Net Income Attributable to La Quinta Holdings’ stockholders.  A reconciliation of Adjusted EBITDA to the closest GAAP financial measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to impairment charges, gains or losses on sales of assets, and secondary offering expenses excluded from these non-GAAP financial measures.  These items could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Webcast and Conference Call

La Quinta Holdings Inc. will host a conference call to discuss third quarter 2016 results on Wednesday, November 2, 2016 at 5:00 p.m. Eastern Time. Participants may listen to the live webcast by dialing (877) 407-3982, or (201) 493-6780 for international participants, or by logging onto the La Quinta Investor Relations website at www.lq.com/investorrelations. Participants are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time.

A replay of the call will be available from approximately 8 p.m. Eastern Time on November 2, 2016 through midnight Eastern Time on November 9, 2016. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13646018. The archive of the webcast will be available on the Company’s website for a limited time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the outcome of our strategic initiatives and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

We refer to certain non-GAAP financial measures in this press release including Adjusted EBITDA, Adjusted EBITDA margins, Segment Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share. Please see the schedules to this press release for additional information and reconciliations of such non-GAAP financial measures.

About La Quinta Holdings Inc.

La Quinta Holdings Inc. (LQ) is a leading owner, operator and franchisor of select-service hotels primarily serving the upper-midscale and midscale segments. The Company’s owned and franchised portfolio consists of more than 890 properties representing approximately 88,000 rooms located in 48 states in the U.S., and in Canada, Mexico, Honduras and Colombia. These properties operate under the La Quinta Inn & Suites™, La Quinta Inn™ and LQ Hotel™ brands. La Quinta’s team is committed to providing guests with a refreshing and engaging experience. For more information, please visit: www.LQ.com.

From time to time, La Quinta may use its website as a distribution channel of material company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at www.lq.com/investorrelations. In addition, you may automatically receive email alerts and other information about La Quinta when you enroll your email address by visiting the Email Notification section at www.lq.com/investorrelations.

Contacts:

Investor Relations

214-492-6896

investor.relations@laquinta.com

Media:

Kristin Hays and Teresa Ferguson

214-492-6937

Teresa.Ferguson@laquinta.com

LA QUINTA HOLDINGS INC.

EARNINGS RELEASE SCHEDULES

LA QUINTA HOLDINGS INC.

HISTORICAL BALANCE SHEETS

(unaudited, in thousands, except per share data)

	September 30, 2016	December 31, 2015
	(in thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$148,183	$86,709
Accounts receivable, net of allowance for doubtful accounts of $4,344 and $4,773	45,856	37,625
Assets held for sale	42,939	35,523
Other current assets	14,331	12,066
Total Current Assets	251,309	171,923
Property and equipment, net of accumulated depreciation	2,447,830	2,623,472
Intangible assets, net of accumulated amortization	177,260	178,095
Other non-current assets	12,583	12,354
Total Non-Current Assets	2,637,673	2,813,921
Total Assets	$2,888,982	$2,985,844
LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$17,514	$17,514
Accounts payable	29,666	27,572
Accrued expenses and other liabilities	71,778	63,120
Accrued payroll and employee benefits	30,862	30,918
Accrued real estate taxes	25,871	21,705
Total Current Liabilities	175,691	160,829
Long-term debt	1,685,458	1,694,585
Other long-term liabilities	36,987	30,330
Deferred tax liabilities	340,574	353,588
Total Liabilities	2,238,710	2,239,332
Commitments and Contingencies
Equity:
Preferred Stock, $0.01 par value; 100,000,000 shares authorized and none outstanding as of September 30, 2016 and December 31, 2015	—	—
Common Stock, $0.01 par value; 2,000,000,000 shares authorized at September 30, 2016 and December 31, 2015, 131,688,659 shares issued and 116,791,800 shares outstanding as of September 30, 2016 and 130,974,073 shares issued and 124,302,318 shares outstanding as of December 31, 2015	1,317	1,310
Additional paid-in-capital	1,162,237	1,152,155
Accumulated deficit	(295,978)	(294,718)
Treasury stock at cost, 14,896,859 shares at September 30, 2016 and 6,671,755 shares at December 31, 2015	(208,632)	(107,699)
Accumulated other comprehensive loss	(11,394)	(7,436)
Noncontrolling interests	2,722	2,900
Total Equity	650,272	746,512
Total Liabilities and Equity	$2,888,982	$2,985,844

LA QUINTA HOLDINGS INC.

HISTORICAL STATEMENTS OF OPERATIONS

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
REVENUES:
Room revenues	$230,081	$238,758	$669,422	$692,893
Franchise and other fee-based revenues	30,026	28,504	80,196	75,558
Other hotel revenues	4,895	5,173	14,744	14,686
	265,002	272,435	764,362	783,137
Brand marketing fund revenues from franchise properties	7,310	6,668	19,276	17,960
Total Revenues	272,312	279,103	783,638	801,097
OPERATING EXPENSES:
Direct lodging expenses	108,649	105,268	311,139	302,775
Depreciation and amortization	36,048	42,194	110,973	126,170
General and administrative expenses	29,572	33,930	86,451	98,797
Other lodging and operating expenses	14,872	17,165	45,848	49,122
Marketing, promotional and other advertising expenses	15,566	19,230	55,853	57,034
Impairment loss	1,058	1,823	100,618	44,321
(Gain) loss on sales	(2,048)	85	(2,770)	4,088
	203,717	219,695	708,112	682,307
Brand marketing fund expenses from franchise properties	7,310	6,668	19,276	17,960
Total Operating Expenses	211,027	226,363	727,388	700,267
Operating Income	61,285	52,740	56,250	100,830
OTHER INCOME (EXPENSES):
Interest expense, net	(20,427)	(20,970)	(61,019)	(65,932)
Other income	1,188	719	2,288	1,298
Total Other (Expenses) Income, net	(19,239)	(20,251)	(58,731)	(64,634)
Income (Loss) Before Income Taxes	42,046	32,489	(2,481)	36,196
Income tax (expense) benefit	(19,362)	(15,406)	1,359	(17,366)
NET INCOME (LOSS)	22,684	17,083	(1,122)	18,830
Less: net income attributable to noncontrolling interests	(18)	(25)	(138)	(293)
Net Income (Loss) attributable to La Quinta Holdings’ Stockholders	$22,666	$17,058	$(1,260)	$18,537

RECONCILIATIONS

The tables below provide a reconciliation of EBITDA and Adjusted EBITDA to Net Income, a reconciliation of Adjusted Operating Income to Operating Income, a reconciliation of Adjusted Net Income and Adjusted Earnings Per Share to Net Income and Earnings Per Share, and a reconciliation of Adjusted EBITDA to Adjusted Net Income with respect to our outlook. We believe this financial information provides meaningful supplemental information. We further believe the presentation of Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Share provides meaningful information because it excludes the impact of certain special items and/or certain items that are not expected to have an ongoing effect on our operations. This represents how management views the business and reviews our operating performance. It is also used by management when publicly providing the business outlook.

“EBITDA” and “Adjusted EBITDA.” Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many industries. We adjust EBITDA when evaluating our performance because we believe that the adjustment for certain items, such as restructuring and acquisition transaction expenses, impairment charges related to long-lived assets, non-cash equity-based compensation, discontinued operations, and other items not indicative of ongoing operating performance, provides useful supplemental information to management and investors regarding our ongoing operating performance. We believe that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	EBITDA and Adjusted EBITDA do not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

“Adjusted operating (loss) income” represents the Company’s reported operating (loss) income, adjusted to exclude the impact of items not indicative of ongoing operating performance. Adjusted operating income (loss) is presented to provide additional perspective on underlying trends in the Company’s operating results.

“Adjusted Net Income” and “Adjusted Earnings Per Share” are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss), earnings per share, or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of Adjusted Net Income and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies.

Adjusted Net Income and Adjusted Earnings Per Share are included to assist investors in performing meaningful comparisons of past, present and future operating results and as a means of highlighting the results of the Company’s ongoing operations in a comparable format.

ADJUSTED EBITDA NON-GAAP RECONCILIATION

(unaudited, in thousands)

	Three months ended September 30, 2016	Three months ended September 30, 2015	Nine months ended September 30, 2016	Nine months ended September 30, 2015
Operating income	$61,285	$52,740	$56,250	$100,830
Interest expense, net	(20,427)	(20,970)	(61,019)	(65,932)
Other income	1,188	719	2,288	1,298
Income tax (expense) benefit	(19,362)	(15,406)	1,359	(17,366)
Income from noncontrolling interest	(18)	(25)	(138)	(293)
Net Income (Loss) attributable to La Quinta Holdings’ Stockholders	22,666	17,058	(1,260)	18,537
Interest expense	20,501	20,988	61,190	66,021
Income tax expense (benefit)	19,362	15,406	(1,359)	17,366
Depreciation and amortization	36,224	42,816	111,620	127,212
Noncontrolling interest	18	25	138	293
EBITDA	98,771	96,293	170,329	229,429
Impairment loss	1,058	1,823	100,618	44,321
(Gain) loss on sales	(2,048)	85	(2,770)	4,088
Loss on retirement of assets	—	—	—	161
(Gain) loss related to casualty disasters	(303)	393	(282)	1,064
Equity based compensation	3,701	3,320	10,811	16,464
Amortization of software service agreements	2,272	2,169	6,906	6,123
Severance charges (1)	—	11,021	—	11,021
Other (gains) losses, net	(2,714)	(873)	4,833	3,400
Adjusted EBITDA	$100,737	$114,231	$290,445	$316,071

(1)

During the three and nine months ended September 30, 2015, we incurred $8.0 million of cash and $3.0 million of non-cash expenses related to the departure of the Company’s former President and Chief Executive Officer in general and administrative expenses.

SEGMENT REVENUES AND ADJUSTED EBITDA RECONCILIATION

(unaudited, in thousands)

	Three months ended September 30, 2016	Three months ended September 30, 2015	Nine months ended September 30, 2016	Nine months ended September 30, 2015
Revenues
Owned hotels	$236,426	$245,558	$688,345	$711,451
Franchise and management	32,101	31,460	89,221	87,357
Segment revenues	268,527	277,018	777,566	798,808
Other fee-based revenues from franchised properties	7,310	6,668	19,276	17,960
Corporate and other	33,824	34,757	95,955	97,862
Intersegment elimination	(37,349)	(39,340)	(109,159)	(113,533)
Total revenues	$272,312	$279,103	$783,638	$801,097
Adjusted EBITDA
Owned hotels	$76,662	$87,098	$228,154	$253,922
Franchise and management	32,101	31,460	89,221	87,357
Segment Adjusted EBITDA	108,763	118,558	317,375	341,279
Corporate and other	(8,026)	(4,327)	(26,930)	(25,208)
Total Adjusted EBITDA	$100,737	$114,231	$290,445	$316,071

ADJUSTED OPERATING INCOME NON-GAAP RECONCILIATION

(unaudited, in thousands)

	Three months ended September 30, 2016	Three months ended September 30, 2015	Nine months ended September 30, 2016	Nine months ended September 30, 2015
Operating income	$61,285	$52,740	$56,250	$100,830
Expense for the conversion of long term incentives (1)	—	—	—	5,564
Secondary offering (2)	—	—	—	1,378
Severance charges (3)	—	11,021	—	11,021
Impairment loss	1,058	1,823	100,618	44,321
(Gain) loss on sales	(2,048)	85	(2,770)	4,088
Adjusted operating income	$60,295	$65,669	$154,098	$167,202

(1)

During the nine months ended September 30, 2015, we incurred $5.6 million in general and administrative expenses related to the issuance of unvested restricted stock related to long term incentives on April 14, 2014, the date of the Company’s initial public offering.  These shares fully vested on April 14, 2015.

(2)

During the nine months ended September 30, 2015, we incurred general and administrative expenses related to costs incurred in connection with the secondary equity offering by certain selling stockholders.

(3)

During the three and nine months ended September 30, 2015, we incurred $8.0 million of cash and $3.0 million of non-cash expenses related to the departure of the Company’s former President and Chief Executive Officer in general and administrative expenses.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

NON-GAAP RECONCILIATION

(unaudited, in thousands, except per share data)

	Three months ended September 30, 2016		Three months ended September 30, 2015

	Net (Loss) Income	Basic and Diluted Earnings Per Share	Net Income	Basic and Diluted Earnings Per Share
Net Income attributable to La Quinta Holdings’ Stockholders	$22,666	$0.20	$17,058	$0.13
Severance charges (1)	—	—	11,021	0.08
Impairment loss	1,058	0.01	1,823	0.01
(Gain) loss on sales	(2,048)	(0.02)	85	—
Tax impact of adjustments	396	—	(5,171)	(0.03)
Adjusted Net Income attributable to La Quinta Holdings’ Stockholders	$22,072	$0.19	$24,816	$0.19
Weighted average common shares outstanding, basic		115,795		129,858
Weighted average common shares outstanding, diluted		115,955		130,914
(1)

During the three months ended September 30, 2015, we incurred $8.0 million of cash and $3.0 million of non-cash expenses related to the departure of the Company’s former President and Chief Executive Officer in general and administrative expenses.

	Nine months ended September 30, 2016		Nine months ended September 30, 2015

	Net Income	Basic and Diluted Earnings Per Share	Net Income	Basic and Diluted Earnings Per Share
Net (Loss) Income attributable to La Quinta Holdings’ Stockholders	$(1,260)	$(0.01)	$18,537	$0.14
Expense for the conversion of long term incentives (1)	—	—	5,564	0.04
Secondary offering expenses(2)	—	—	1,378	0.01
Severance charges (3)	—	—	11,021	0.08
Impairment loss	100,618	0.85	44,321	0.34
(Gain) loss on sales	(2,770)	(0.02)	4,088	0.03
Tax impact of adjustments	(39,139)	(0.33)	(26,070)	(0.18)
Adjusted Net Income attributable to La Quinta Holdings’ Stockholders	$57,449	$0.49	$58,839	$0.46
Weighted average common shares outstanding, basic		118,886		129,264
Weighted average common shares outstanding, diluted		118,956		130,543
(1)

During the nine months ended September 30, 2015, we incurred $5.6 million in general and administrative expenses related to the issuance of unvested restricted stock related to long term incentives on April 14, 2014, the date of the Company’s initial public offering.  These shares fully vested on April 14, 2015.

(2)

During the nine months ended September 30, 2015, we incurred general and administrative expenses related to costs incurred in connection with the secondary equity offering by certain selling stockholders.

(3)

During the nine months ended September 30, 2015, we incurred $8.0 million of cash and $3.0 million of non-cash expenses related to the departure of the Company’s former President and Chief Executive Officer in general and administrative expenses.

ADJUSTED EBITDA NON-GAAP RECONCILIATION

OUTLOOK: FORECASTED 2016

(unaudited, in thousands)

	Year Ending December 31, 2016
	Low Case	High Case
Adjusted Net income attributable to La Quinta Holdings’ Stockholders (1)	$59,700	$63,300
Interest expense (2)	82,000	82,000
Income tax provision	39,800	42,200
Depreciation and amortization (3)	158,000	158,000
Noncontrolling interest	500	500
EBITDA	340,000	346,000
Share based compensation expense (4)	14,000	14,000
Adjusted EBITDA	$354,000	$360,000

(1)

This table provides a reconciliation of forward-looking forecasted Adjusted EBITDA to Adjusted Net income attributable to La Quinta Holdings’ stockholders that excludes the impact of certain items that are not expected to have an ongoing effect on our operations.

(2)

Includes interest expense for $1.7 billion of outstanding indebtedness with a weighted average interest rate of approximately 4.3%, including the impact of an interest rate swap, commitment fees for the undrawn balance of our revolving credit facility, and amortization of deferred financing costs.

(3)	Includes the amortization of software service agreements.
(4)	Reflects equity based compensation expense.

LA QUINTA HOLDINGS INC.

CERTAIN DEFINED TERMS

“ADR” or “average daily rate” means hotel room revenues divided by total number of rooms sold in a given period.

“comparable hotels” means hotels that: (i) were active and operating in our system for at least one full calendar year as of the end of the applicable period and were active and operating as of January 1st of the previous year; and (ii) have not sustained substantial property damage, business interruption, under a purchase and sale agreement or for which comparable results are not available. Management uses comparable hotels as the basis upon which to evaluate ADR, occupancy, RevPAR and RevPAR Index on a system-wide basis and for each of our reportable segments.

“occupancy” means the total number of rooms sold in a given period divided by the total number of rooms available at a hotel or group of hotels.

“RevPAR” or “revenue per available room” means the product of the ADR charged and the average daily occupancy achieved.

“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.

“system-wide” refers collectively to our owned, franchised and managed hotel portfolios.